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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals, Inc.
New York, New York

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2012, relating to the consolidated financial statements and the effectiveness of Synergy Pharmaceuticals, Inc.'s internal control over financial reporting, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Our report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP
New York, New York

October 25, 2012

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Consent of Independent Registered Public Accounting Firm